UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934

☒	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2)
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Sec. 240.14a-11 (c) or Sec. 240.14a-12

CONCURRENT COMPUTER CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of  Person (s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee   (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6 (i) (1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount in which the filing fee is calculated and state how it was determined):
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5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

RETURN OF PROXY

Please follow the instructions for voting provided to you and vote your shares even if you plan to attend the meeting.  If you attend the meeting and vote in person, the proxy will not be used.  The immediate return of your proxy will be of great assistance in preparing for the meeting and is therefore urgently requested.

Dear Fellow Stockholder:

It is my pleasure to invite you to attend the Concurrent Computer Corporation 2007 Annual Meeting of Stockholders to be held at the corporate office of Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, at 2:00 p.m., on Wednesday, October 24, 2007.

Your vote is important.  To be sure your shares are voted at the meeting, even if you plan to attend the meeting in person, please follow the instructions provided to you and vote your shares today.  This will not prevent you from voting your shares in person if you are able to attend.  Your cooperation is appreciated since a majority of the outstanding shares of Concurrent’s common stock must be represented, either in person or by proxy, to constitute a quorum.

We look forward to meeting with you on October 24, 2007.

Sincerely,

/s/ T. Gary Trimm
T. Gary Trimm
President and Chief Executive Officer

Duluth, Georgia
September 7, 2007

CONCURRENT COMPUTER CORPORATION

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, OCTOBER 24, 2007

The 2007 Annual Meeting of Stockholders of Concurrent Computer Corporation will be held at Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, at 2:00 p.m., on Wednesday, October 24, 2007.  The meeting is being held to consider and act upon the following matters:

(1)	To elect six (6) directors to serve until the next Annual Meeting of Stockholders;

(2)
To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as Concurrent’s independent registered public accountants for the fiscal year ending June 30, 2008; and

(3)	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

The Board of Directors has established August 27, 2007 as the record date for the determination of stockholders entitled to vote at the meeting.  Only holders of record of common stock at the close of business on August 27, 2007 will be entitled to vote.  A list of stockholders as of the record date will be available for inspection by stockholders at Concurrent’s headquarters, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, during regular business hours in the ten-day period prior to the meeting and at the place of the meeting on the day of the meeting.

All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

/s/ Kirk L. Somers
Kirk L. Somers
Executive Vice President and Secretary

Duluth, Georgia
September 7, 2007

CONCURRENT COMPUTER CORPORATION
4375 River Green Parkway, Suite 100
Duluth, Georgia  30096

PROXY STATEMENT

This proxy statement is being made available to stockholders both in paper form and via a Notice of Internet Availability of Proxy Materials (“Notice”) which is being sent on or about September 13, 2007 to all stockholders entitled to vote at the 2007 Annual Meeting of Stockholders.  The Annual Meeting will be held at Concurrent Computer Corporation’s corporate headquarters, located at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096 at 2:00 p.m. on Wednesday, October 24, 2007.  Your proxy is solicited by Concurrent’s Board of Directors.

ABOUT THE ANNUAL MEETING

What is the Notice of Internet Availability of Proxy Materials?

In accordance with rules and regulations recently adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, we may now furnish proxy materials, including this proxy statement and Concurrent’s 2007 Annual Report to Stockholders, by providing access to such documents on the Internet.  Most stockholders will not receive printed copies of the proxy materials unless they request them.  Instead, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet.  The Notice also instructs you as to how you may submit your proxy on the Internet.  If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Why am I receiving this proxy statement or Notice?

You are receiving this proxy statement or the Notice because you own shares of Concurrent Computer Corporation (“Concurrent”) common stock.  This proxy statement describes in detail issues on which we would like you, its stockholder, to vote.  It also gives you information on these issues so that you can make an informed decision.

When you vote your proxy, you appoint T. Gary Trimm and Emory O. Berry as your representatives at the meeting.  Mr. Trimm and Mr. Berry will vote your shares at the meeting as you have instructed them on the proxy card.  This way, your shares will be voted whether or not you attend the annual meeting.  Even if you plan to attend the meeting, it is a good idea to complete your proxy card in advance of the meeting in case your plans change.

If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Trimm and Mr. Berry will vote your shares, under your proxy, in accordance with their best judgment.

What am I voting on?

You are being asked to vote on:  (1) the election of six directors and (2) the ratification of the selection of Deloitte & Touche LLP as Concurrent’s independent registered public accountants.  No cumulative voting rights are authorized and dissenters’ rights are not applicable to these matters.

Who is entitled to vote?

Stockholders as of the close of business on August 27, 2007 are entitled to vote.  This is referred to as the record date.  Each share of common stock is entitled to one vote.

How do I vote?

You may vote via the Internet. Depending on how your shares are held, you may be able to vote via the Internet.  If this option is available to you, you will have received information with this proxy statement or the Notice explaining the procedure.

You may vote via telephone.  Depending on how your shares are held, you may be able to vote via telephone.  If this option is available to you, you will have received information with this proxy statement or the Notice explaining the procedure.

You may vote by mail.  Depending on how your shares are held, you may be able to vote by mail.  If this option is available to you, a proxy card will be mailed to you and you may vote by mailing it in the prepaid and addressed envelope.

You may vote in person at the meeting.  Written ballots will be passed out to anyone who wants to vote at the meeting.  If you hold your shares through a broker, bank or other nominee, you must request a legal proxy from your stockbroker in order to vote at the meeting.

Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

If your shares are held in the name of a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions.  If you hold your shares in the name of a broker, bank or other nominee, the availability of telephone and Internet voting depends on their voting processes.

How many votes do you need to hold the meeting?

As of August 27, 2007, there were 83,230,250 shares of Concurrent’s common stock outstanding.  A majority of Concurrent’s outstanding shares as of the record date, equal to 41,615,125 shares, must be present at the meeting either in person or by proxy in order to hold the meeting and conduct business.  This is called a quorum.

Your shares will be counted as present at the meeting if you:

•	vote via the internet or by telephone;
•	properly submit a proxy (even if you do not provide voting instructions); or
•	attend the meeting and vote in person.

What does it mean if I receive more than one proxy card or Notice?

It means that you have multiple accounts at the transfer agent and/or with a broker, bank or other nominee.  Please follow the instructions for voting provided on each card or Notice to ensure that all your shares are voted.  You may wish to consolidate as many of your transfer agent accounts or accounts with brokers, banks or other nominees as possible under the same name and address for better customer service.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by:

•	sending written notice to the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096 so that it is received prior to October 24, 2007;
•	voting again over the Internet prior to 11:59 p.m., eastern time on October 23, 2007;
•	signing another proxy with a later date and sending it so that it is received by Concurrent’s corporate secretary prior to October 24, 2007; or
•	voting again at the meeting.

How may I vote for the nominees for election of director?

With respect to the election of nominees for director, you may:

•	vote FOR the election of the six nominees for director;
•	WITHHOLD AUTHORITY to vote for the six nominees; or
•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees.

How many votes must the nominees for election of director receive to be elected?

The six nominees receiving the highest number of affirmative votes will be elected as directors.  This number is called a plurality.

What happens if a nominee is unable to stand for re-election?

The Board of Directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee.  In the latter event, shares represented by proxies may be voted for a substitute nominee.

How may I vote for the ratification of the selection of the independent registered public accountants?

With respect to the proposal to ratify the selection of Deloitte & Touche LLP as Concurrent’s independent registered public accountants for fiscal year 2008, you may:

•	vote FOR ratification;
•	vote AGAINST ratification; or
•	ABSTAIN from voting on the proposal.

How many votes must the ratification of the selection of the independent registered public accountants receive to pass?

The ratification of the selection of the independent registered public accountants must receive the affirmative vote of a majority of shares present or represented by proxy at the meeting.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted FOR the six named director nominees and FOR the ratification of the appointment of the independent registered public accountants.

If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

What if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum.  If a quorum is present, WITHHOLD AUTHORITY votes have no effect on the outcome of a vote on the election of directors.  However, abstentions will have the effect of a vote AGAINST the ratification of the selection of the independent registered public accountants.

Will my shares be voted if I do not vote my proxy?

If your shares are held through a brokerage account, your brokerage firm may vote your shares under certain circumstances if you do not provide voting instructions.  These circumstances include certain “routine” matters, such as the election of directors and the ratification of the selection of our independent registered public accountants.  Therefore, if you do not vote your proxy, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted.  When a brokerage firm votes its customers’ unvoted shares on routine matters without receiving voting instructions, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR or AGAINST the routine matter.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the meeting and will publish the final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2008.  The report will be filed with the SEC, and you will be able to get a copy by contacting the corporate secretary at (678) 258-4000 or the SEC at (800) SEC-0330 for the location of the nearest public reference room, through our website at www.ccur.com or the SEC’s EDGAR system at www.sec.gov.

How do I obtain a copy of the 2007 Annual Report to Stockholders and the 2007 Annual Report on Form 10-K?

Concurrent’s Annual Report to Stockholders for the year ended June 30, 2007, which includes our Form 10-K for the year ended June 30, 2007, is available on the Internet as indicated in the Notice.  In addition, Concurrent’s Annual Report to Stockholders for the year ended June 30, 2007, can be found on the Internet at our web site at www.ccur.com under the Investor Relations page.  However, the Annual Report forms no part of the material for the solicitation of proxies.

At the written request of any common stockholder who owns common stock as of the close of business on the record date, we will provide, without charge, a copy of our 2007 Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC, except exhibits thereto.  If requested by eligible stockholders, we will provide copies of the exhibits for a reasonable fee.  Requests for copies of our Annual Report on Form 10-K should be mailed to the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096.

ELECTION OF DIRECTORS
(Item 1 of Notice)

In accordance with our Bylaws, the Board of Directors has presently fixed the number of directors at six members.  The following nominees are standing for re-election to the Board of Directors at the meeting:  Alex B. Best, Charles Blackmon, Larry L. Enterline, C. Shelton James, Steve G. Nussrallah and T. Gary Trimm.  Directors will be elected to hold office until the 2008 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.

There are no arrangements or understandings between any nominee and any other person pursuant to which he was or is to be selected as a director or nominee.  None of the nominees or any of the incumbent directors have a family relationship with any other nominee or director or any executive officer of Concurrent or any of its subsidiaries.  The Board of Directors has determined that all the nominees are independent within the meaning of the Nasdaq listing standards other than Mr. Trimm, who serves as Concurrent’s President and Chief Executive Officer.

The Board of Directors unanimously recommends a vote “FOR” the nominees for Director.

Nominees for Election of Director

Information on each of the nominees for the Board of Directors, including each nominee’s principal occupation and business experience for at least the last five years and the name of other publicly held companies for which he serves as a director, is set forth below.

Alex B. Best.  Age 66 and a director since January 2001.  Mr. Best was a consultant for Cox Communications, Inc. from 2001 to 2003 and Executive Vice President of Engineering from 1986 to 2001 when he retired.  Cox is, among other things, a cable company.  Before joining Cox, Mr. Best spent 20 years with Scientific-Atlanta, Inc. where he was involved in numerous cable television product developments and business applications.  Scientific-Atlanta is a provider of cable network equipment, including set-top-boxes.  Since 2003 he has been a director of ARRIS Group, Inc., a public company that provides an array of equipment to cable operators.

Charles Blackmon.  Age 58 and a director since April 2003.  Since June 2005, Mr. Blackmon has been Senior Vice President for Timberland Harvesters, Inc. a corporation that buys and sells timber and land.  From June 2004 until March 2005, he served as Vice President and Chief Financial Officer of Interline Brands, Inc., a public company that acts as a direct marketer and distributor of maintenance, repair and operations products, including plumbing, electrical, hardware, security hardware, HVAC and other related items.  From 1980 until joining Interline Brands, Mr. Blackmon had been with MAGNATRAX Corporation, a company specializing in manufacturing products for the construction industry.  Throughout his career with MAGNATRAX, Mr. Blackmon played a significant role in financial reporting and corporate administration responsibilities, including, from 1994 to 1996, Vice President, Finance and Administration; from 1996 to 2002, Executive Vice President and Chief Financial Officer; and from November 2002 to June 2004, Vice President responsible for special financial and operational projects.  He also served as a director of MAGNATRAX from 1999 to 2002.  Mr. Blackmon was the Principal Financial Officer for American Buildings Company, a predecessor of MAGNATRAX, during its initial public offering and the five years that it was a public company.  Prior to his employment with MAGNATRAX, Mr. Blackmon served for several years in public accounting.  He is a certified public accountant.

Larry L. Enterline. Age 54 and a director since October 2005. Since February 2006, Mr. Enterline has been the Chief Executive Officer and director for Comsys IT Partners Inc. a leading IT staffing and solutions company with 41 offices across the U.S. and an office in the U.K.  From September 2004 to February 2006, Mr. Enterline served as the Chief Executive Officer for Strategic Management Inc., an investment company.  From December 2000 to September 2004, Mr. Enterline served as the Chief Executive Officer and Chairman of the Board for Personnel Group of America/Venturi Partners, Inc.  From 1989 to 2000, Mr. Enterline served in various management roles with Scientific-Atlanta, Inc. including Senior Vice President in charge of the worldwide sales and service organization.  Mr. Enterline holds a Bachelor’s degree in Electrical Engineering and a Master’s degree in Business Administration.  Mr. Enterline also serves on the board of directors of Raptor Networks Technology Inc. and Comsys IT Partners Inc.  Raptor Networks Technology, Inc. provides standards based and unique patent pending switching technologies that are modular and can benefit networks that incorporate newer applications such as video, VoIP, storage networks and other high-bandwidth network applications.

C. Shelton James.  Age 67 and a director since July 1996.  Mr. James has been President of C.S. James & Assoc., a business advisory firm, since May 2000.  Mr. James was Chief Executive Officer of Technisource, Inc., an IT staffing company from December 2001 to July 2002 when he retired.  From August 1999 to March 2000, Mr. James served as Chairman and Chief Executive Officer of Cyberguard Corporation, a provider of information security solutions.  From May 1991 to October 1999, Mr. James served as Chief Executive Officer of Elcotel, Inc., a public company that manufactures telecommunications equipment.  From 1990 until June 1999, Mr. James was Executive Vice President and then President of Fundamental Management Corporation, an investment management firm specializing in active investment in small capitalization companies.  Prior to 1990, Mr. James was Executive Vice President of Gould, Inc., a diversified electronics company, and President of Gould’s Computer Systems Division.  Mr. James is a director of CSP Inc., a public company that develops and markets Internet software business solutions, image processing software, network management integration services and high-performance cluster computer systems.  Additionally, Mr. James is a director of DRS Technologies, Inc., a public company that supplies defense electronic systems to government and commercial customers worldwide.  During the course of his career, Mr. James was a CPA and worked in public accounting, served as a Chief Financial Officer for Systems Engineering Labs, and has served on 10 public company boards and nine audit committees.

Steve G. Nussrallah.  Age 57 and Chairman of Concurrent’s Board of Directors since October 2000.  Mr. Nussrallah has been a general partner of Noro-Moseley Partners, a venture capital firm, since January 2001.  He served as Concurrent’s President and Chief Executive Officer from January 2000 to October 2000 and as President of the VOD division from January 1999 to December 1999.  From March 1996 to March 1998, he served as President and Chief Operating Officer of Syntellect Inc., a publicly-held supplier of call center solutions to the cable television industry.  From January 1990 to March 1996, Mr. Nussrallah served as President and Chief Operating Officer of Telecorp Systems Inc., a privately-held supplier of call center solutions, which was acquired by Syntellect Inc. in March 1996.  From 1984 to 1990, Mr. Nussrallah was employed by Scientific-Atlanta.  He initially served as vice president of engineering for Scientific-Atlanta’s cable television operation and later served in positions of increasing responsibility, including Vice President and General Manager of its Subscriber Business Unit.  Since July 2002, Mr. Nussrallah has been a director for Cypress Communications Holding, Inc., a public company that provides building centric voice, data, and video services to small and medium sized businesses.  Since January 2002, Mr. Nussrallah has been a director for EGT Inc, a private company that manufactures digital video signal processing equipment for television distribution over cable, satellite and IPTV networks.

T. Gary Trimm.   Age 59, President and Chief Executive Officer since July 2004 and a director since August 2004.  From January 2003 to July 2004, Mr. Trimm served as President and CEO of OpVista Inc., a company focused on developing, manufacturing, and marketing optical transport systems for the cable and telecommunications industries.  From May 1997 to January 2003, he was CEO of Strategic Management LLC, a consulting firm.  From March 1995 to May 1997, he was CEO of Compression Labs, which built digital MPEG video and audio compression products.  From June 1988 to March 1995, Mr. Trimm was with Scientific-Atlanta where he served as President of the Subscriber Systems Division and President of North American Operations.  Prior to Scientific-Atlanta, Mr. Trimm held a number of management positions in the instrumentation and process control industry.  Since June 2006, Mr. Trimm has been a director for ATX Inc., a Canadian corporation that provides cable and broadband network equipment and services.

CORPORATE GOVERNANCE AND COMMITTEES OF THE BOARD OF DIRECTORS

Concurrent is organized under the laws of the State of Delaware and is governed by a Board of Directors.  As permitted under Delaware law and Concurrent’s Certificate of Incorporation and Bylaws, the Board of Directors has established and delegated certain authority and responsibility to four standing committees: the Executive Committee, the Audit Committee, the Nominating Committee, and the Compensation Committee.  The Board annually reviews the membership of and the authority and responsibility delegated to each committee.

Concurrent’s Board is committed to good business practices, transparency in financial reporting and effective corporate governance.  The Board annually reviews Concurrent’s corporate governance policies and practices in light of the requirements of applicable law and the listing standards of Nasdaq.  Concurrent’s Board meets regularly in executive sessions which are comprised of the independent directors.  Concurrent has adopted a Business Code of Ethics and Compliance Policies for all employees, a Code of Ethics for Senior Executives and Financial Officers, and an Accounting/Auditing Complaint Policy.  Concurrent’s codes of ethics and its Accounting/Auditing Complaint Policy are available on Concurrent’s corporate website at www.ccur.com in the Corporate Governance section.

Board Attendance

During fiscal year 2007, there were 16 meetings of the Board of Directors.  All the directors attended more than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he has been a director), and (2) the total number of meetings held by all committees of the Board on which he served (during the period that he served).

The Board of Directors has adopted a policy that each director is encouraged to attend Concurrent’s regularly scheduled Annual Meeting of Stockholders. All of our directors attended Concurrent’s 2006 Annual Meeting of Stockholders.

Committees of the Board of Directors

The membership of each of the Board of Director’s standing committees as of September 1, 2007 is indicated in the table below.

Director	Compensation	Audit	Nominating	Executive
Alex B. Best	X		Chair
Charles Blackmon	Chair	X		X
Larry L. Enterline		X	X
C. Shelton James		Chair	X
Steve G. Nussrallah	X			Chair
T. Gary Trimm				X

Self-Evaluation

Each year the Board and each of its committees, except the Executive Committee, completes an internal self-evaluation.  The self-evaluations are discussed within each committee and then by the Board as a whole.

Stockholder Communications with the Board of Directors

On June 16, 2004, Concurrent adopted a formal process for stockholder communications with members of the Board of Directors.  The process requires Concurrent to maintain on its corporate website information explaining that stockholders who wish to communicate directly with the Board of Directors may do so by writing the Board as a group or the non-management directors as a group via Concurrent’s corporate secretary at its corporate headquarters.  The policy further provides that the corporate secretary shall review all written correspondence received from stockholders and forward such correspondences periodically to the directors.  A copy of the procedures for stockholder communication with the Board of Directors may be found on Concurrent’s website (www.ccur.com) in the Corporate Governance section.  In addition, employees, customers, stockholders, vendors or partners may also make anonymous reports under Concurrent’s Accounting/Auditing Complaint Policy regarding any financial irregularities, fraud, errors, or false statements.

Board Committees

Executive Committee. The Executive committee has, to the extent legally permitted, the power and authority of the Board of Directors.  There was one Executive Committee meeting held during fiscal year 2007.  The Executive Committee operates under a written Executive Committee charter adopted by the Board of Directors and reviewed annually.  A copy of the charter may be found on Concurrent’s corporate website in the Corporate Governance section.

Audit Committee. All of the members of the Audit Committee have been determined by the Board to be independent within the meaning of applicable SEC rules and Nasdaq listing standards.  Additionally, the Board has determined that both Mr. James and Mr. Blackmon qualify as Audit Committee financial experts pursuant to SEC rules.  The principal responsibilities of the Audit Committee are:

•	to review Concurrent’s financial statements contained in filings with the SEC;
•	to pre-approve all audit and non-audit services to be provided by Concurrent’s independent registered public accountants;
•	to review matters relating to the examination of Concurrent’s financial statements by its independent registered public accountants, accounting procedures and controls; and
•	to appoint Concurrent’s independent registered public accountants.

There were 10 meetings of the Audit Committee during fiscal year 2007.  The Audit Committee operates under a written Audit Committee charter adopted by the Board of Directors and reviewed annually. The charter may be found on Concurrent’s corporate website in the Corporate Governance section.

Nominating Committee.  All of the members of the Nominating Committee have been determined by the Board to be independent within the meaning of the Nasdaq listing standards.  The principal responsibilities of the committee are:

•	to select potential candidates for director and recommend selected candidates to the full Board;
•	to develop and recommend to the Board a self-evaluation process for the Board and its committees and oversee such evaluation process; and
•	to make recommendations to the Board concerning the structure and membership of other Board committees.

There was one meeting of the Nominating Committee during fiscal year 2007.  The Nominating Committee operates under a written charter adopted by the Board of Directors and reviewed annually.  A copy of the charter may be found on Concurrent’s corporate website in the Corporate Governance section.

Compensation Committee. All members of the Compensation Committee have been determined by the Board to be independent within the meaning of the Nasdaq listing standards.  The principal responsibilities of the committee are:

•	to review and approve compensation (salary, bonus, and long-term and short-term incentives) of Named Executive Officers and senior management;
•	to administer Concurrent’s incentive compensation plans, equity-based plans and other employee benefit plans, subject to certain limitations; and
•	to annually review and approve the annual incentive bonus structure.

The Chief Executive Officer reports to the Compensation Committee regularly on the results of the evaluations of our Named Executive Officers (other than the CEO).  In addition to the CEO’s involvement in conducting evaluations and making compensation recommendations for other Named Executive Officers, our management team plays an active role in updating the Compensation Committee on the trends and challenges of hiring, retaining and competing for talent.  The management team periodically suggests alternative forms of compensation or compensation strategies to assist the Compensation Committee in setting compensation packages that will enable us to attract and retain key talent.

The Compensation Committee also reviews director compensation practices, including and in relation to peer companies, and recommends to the Board of Directors, as appropriate, revisions to our director compensation program.  For further information regarding the compensation practices, see the “Compensation, Discussion and Analysis.”

The Compensation Committee periodically retains consultants for analysis of our executive and director compensation and comparisons to overall compensation offered by peer companies in our industry and other selected industries, as well as for other project-related work.  The Compensation Committee has the sole authority to engage or terminate these consultants, including sole authority to approve fees and other retention terms.  In 2004 and 2005, the Compensation Committee retained Towers Perrin and Longnecker & Associates, respectively, as its independent compensation consultants to advise the Compensation Committee on executive compensation policies and practices.  The nature and scope of those engagements is more fully discussed in the “Compensation, Discussion and Analysis”.  The compensation consultant reports to the Chairman of the Compensation Committee and acts at the direction of the Chairman and the Compensation Committee.

There were seven meetings of the Compensation Committee during fiscal year 2007.  The Compensation Committee operates under a written Compensation Committee charter adopted by the Board of Directors and reviewed annually. The charter may be found on Concurrent’s corporate website in the Corporate Governance section.

Stockholder Recommendations of Director Nominations

The Nominating Committee will consider all properly submitted stockholder recommendations when evaluating director nominees for recommendation to the Board of Directors.  However, acceptance of a recommendation for consideration does not imply that the Nominating Committee will nominate the recommended candidate.  In order to submit a nominee recommendation, stockholders must follow the following procedures:

1.	Submit recommendations in writing to the corporate secretary at Concurrent’s corporate headquarters.

2.	Include in the submission the following information concerning the recommended individual for the Committee to consider:
•	age;
•	business address and residence address of such person;
•	five-year employment history, including employer names and business descriptions;
•	the class and number of shares of Concurrent which are beneficially owned by such person;
•	ability of the individual to read and comprehend financial statements;
•	the information required by Item 404 of SEC Regulation S-K (certain relationships and related transactions);
•	board memberships (if any);

•
any other information relating to such person that is required to be disclosed in solicitations or proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and

•	a statement supporting the nominating stockholder’s view that the recommended individual possesses the minimum qualifications prescribed by the Nominating Committee for nominees.

3.	Include with the submission a written consent of the individual to be interviewed by the Nominating Committee and to stand for election if nominated and to serve if elected.

4.	Include in the submission the following information concerning the stockholder (or group of stockholders) recommending the individual for the Nominating Committee to consider:

•	the name and address, as they appear on Concurrent’s books, of such stockholder or stockholders; and
•	the class and number of shares of Concurrent which are beneficially owned by such stockholder or stockholders.

5.
The nominating recommendation must state the relationship between the proposed nominee and the recommending stockholder and any agreements or understandings between the nominating stockholder and the nominee regarding the nomination.

All such stockholder nomination recommendations for an Annual Meeting of Stockholders must be delivered, as provided above, at Concurrent’s corporate headquarters not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Stockholders may also nominate candidates for election to Concurrent’s Board of Directors.  Any stockholder wishing to make a nomination should adhere to the provisions set forth in Article IV of Concurrent’s Bylaws, as described under “Other Matters - 2007 Stockholder Proposals.”

Procedures for Identifying and Evaluating Candidates for the Board of Directors

The Nominating Committee’s process for selecting nominees begins with an evaluation of the performance of incumbent directors and a determination of whether the Board or its committees have specific unfilled needs.  The Nominating Committee then considers nominees identified by the committee, other directors, Named Executive Officers of Concurrent and stockholders.  The committee may obtain, as deemed necessary or appropriate, advice and assistance from legal, executive search, accounting or other advisors.

In identifying and recommending nominees to the Board, the Nominating Committee will consider certain skills and attributes of prospective candidates, including, but not limited to:

•	the highest personal and professional ethics, integrity and values;
•	business or professional knowledge and experience that will contribute to the effectiveness of the Board and the committees of the Board;
•	sound judgment;
•	lack of interests that materially conflict with those of Concurrent’s stockholders; and
•	demonstrated professional achievement.

Further, the candidate must be willing to:

•	consent to stand for election if nominated and to serve if elected; and
•	devote sufficient time to carrying out his or her duties and responsibilities effectively.

In addition, the Nominating Committee will consider the following:

•	at least a majority of the Board must be independent as determined by the Board under the Nasdaq listing standards;
•	at least one member of the Board should have the qualifications and skills necessary to be considered an “Audit Committee Financial Expert,” as defined by the rules of the SEC; and
•	at least three directors must meet the requirements for Audit Committee membership required by the Nasdaq listing standards and the SEC.

All potential candidates are interviewed by the Nominating Committee and may be interviewed by other members of the Board and senior management.

Compensation of Directors

Non-employee directors receive a $20,000 annual retainer payable in two installments, the first half upon election as a director at the Annual Meeting of Stockholders and the second half at the April Board meeting.  A non-employee who becomes a director after the Annual Meeting of Stockholders receives a pro rata portion of the annual retainer, payable at the time of becoming a non-employee director.  In addition, non-employee directors receive $2,000 per meeting they attend in person or $500 per meeting they attend by telephone, including supplemental meetings in person with management where the business to be conducted cannot be reasonably accomplished during any scheduled meeting times and is necessary in furtherance of the required duties of a director.  However, this amount may not exceed $2,000 per day for attendance at Board, committee and supplemental meetings regardless of the number of meetings attended on a given day.  In addition, non-employee directors who serve as a chairman of the Audit or Compensation Committees of the Board of Directors receive $7,500 per annum.  These fees are payable in two installments, the first half at the Annual Meeting of Stockholders and the second half at the April Board meeting.  Further, the Chairman of the Board, Mr. Nussrallah, is paid an additional $25,000 per year for serving as Chairman.   None of the directors received perquisites.

In October 2006, our 2001 Stock Option Plan was amended by the stockholders to allow non-employee directors to be eligible to receive long-term incentive awards that the Compensation Committee, in its discretion, believes would best compensate the non-employee directors for their work on the Board.  Thus, the Compensation Committee has the discretion to treat non-employee directors like other plan participants.

Pursuant to the amended 2001 Stock Option Plan and following the Annual Meeting of Stockholders on October 26, 2006, the Compensation Committee granted each non-employee director an option to purchase 10,000 shares of common stock.  This grant was consistent with prior practice and gave the Compensation Committee time to fully consider the proper equity awards for the Board pursuant to the recently amended 2001 Stock Option Plan.  The options are fully vested non-qualified options with an exercise price equal to the closing market price of our common stock two business days after the first quarter financial release (the grant date).  Each option terminates upon the earlier to occur of (a) the tenth anniversary of the date of grant, or (b) three years following the director’s retirement from the Board.

From October 2006 to April 2007, the Compensation Committee analyzed board compensation data for the following peer companies:

Arris Group Inc.	SCM Microsystems, Inc.
C-COR Inc.	Terayon, Inc.
Harmonic Inc.	Wind River Systems, Inc.
SeaChange International, Inc.

Based on that analysis, the Compensation Committee determined the average board compensation for the directors at peer companies and reduced the average by approximately 15% to arrive at a conservative target board compensation figure.  (In determining the average board compensation amount, the Compensation Committee excluded the lowest and highest two figures.)  The Compensation Committee compared the Board’s compensation to the target and concluded that an additional 8,000 shares of restricted stock should to be granted.  In April 2007, the Compensation Committee granted each non-employee director 8,000 shares of restricted stock, with restrictions lapsing on the following schedule: 6,000 shares on November 1, 2007, 1,000 shares on May 7, 2009 and 1,000 shares on May 7, 2010.

The following table sets forth the annual compensation of our non-employee directors for fiscal year 2007.  Employee directors do not receive any separate compensation or perquisites for their service on the Board.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Steve G. Nussrallah (3)	$58,000	$3,058	$12,469	$73,527
Alex B. Best (3)	34,000	3,058	12,469	49,527
Charles Blackmon (3)	44,500	3,058	12,469	60,027
Larry L. Enterline (3)	36,500	3,058	12,469	52,027
C. Shelton James (3)	43,000	3,058	12,469	58,527

(1)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes in fiscal 2007, determined in accordance with FAS 123R.  However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture.  See Note 12 of Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2007 for the assumptions used in determining the value of such awards .  The grant date fair value of the awards based on FAS 123R was $11,440 per non-employee director or $57,200, in aggregate.

(2)
The amounts in this column reflect the dollar amount recognized for financial reporting purposes in fiscal 2007, determined in accordance with FAS 123R, and thus includes amounts from awards granted in fiscal 2007.  However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture.  See Note 12 of Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2007 for the assumptions used in determining the value of such awards.  The grant date fair value of the awards based on FAS 123R was $12,469 per non-employee director or $62,345, in aggregate.

(3)
As of June 30, 2007, the aggregate number of outstanding restricted stock awards and option awards, respectively held by the non-employee directors were as follows: Mr. Nussrallah, 8,000 and 60,000; Mr. Best, 8,000 and 80,000; Mr. Blackmon 8,000 and 60,000; Mr. Enterline, 8,000 and 30,000; and Mr. James, 8,000 and 77,000.

COMPENSATION DISCUSSION AND ANALYSIS

Comparison Objectives and Overview of Compensation Program

Our executive compensation programs have been designed to ensure that the Named Executive Officers’ total compensation is aligned with our business objectives and financial performance, and to enable us to attract and retain skilled professionals who contribute to our long-term success.  The objectives of our executive compensation programs are as follows:

•	pay competitively to attract, retain, develop and motivate a highly competent executive team;

•	provide market-based incentive programs that link corporate performance and total executive compensation; and

•
align executives’ financial interests with the creation of stockholder value by providing long-term incentive plans subject to vesting over time and/or performance-based incentives tied to meaningful and quantifiable performance metrics.

We have designed our compensation program to reward our Named Executive Officers’ measurable accomplishments toward the creation of stockholder value and the sustainability of our company in the marketplace. To this end, a significant portion of our executive compensation packages is comprised of variable pay in the form of annual bonuses, which are dependent on the achievement of company performance objectives, and long-term equity-based compensation.

Named Executive Officers for Fiscal 2007

We currently have three executive officers: T. Gary Trimm (President and Chief Executive Officer), Emory O. Berry (Chief Financial Officer) and Kirk L. Somers (Executive Vice President and General Counsel).  Mr. Berry is a contractor and, thus, his compensation is based upon his employment by TechCFO who contracts with Concurrent.  As a result, Mr. Berry does not participate in our Annual Incentive Program (AIP).  During fiscal year 2007, we had two additional executive officers: Warren K. Neuburger (Chief Operating Officer) and Gregory S. Wilson (Chief Financial Officer).  In September 2006, Mr. Neuburger was terminated without cause and his position was not replaced.  On January 26, 2007, Mr. Wilson resigned, effective February 12, 2007, in order to pursue another opportunity.  For the purposes of this discussion and analysis our Named Executive Officers for fiscal year 2007 are Messrs. Trimm, Somers, Berry, Neuburger, and Wilson.

Components of Compensation

Our executive compensation program consists of three primary components: base salary, an annual cash bonus opportunity and long-term equity-based incentive awards.  We pay base salaries to remain competitive in the marketplace and to attract and retain talented executives.  Base salaries are established assuming an acceptable level of individual performance and provide our executives with a steady cash payment.  We have established an annual cash-based incentive compensation program, our AIP, with payouts contingent on the attainment of measurable financial and strategic company goals so that a significant portion of our Named Executive Officers’ annual cash compensation is at risk.  Through grants of long-term equity-based awards, we seek to enable executives to develop and maintain a significant long-term equity interest in our common stock, align our Named Executive Officers’ actions with our stockholders’ interests and create a retention incentive for our executives to continue their employment with us.

We believe it is necessary to provide these three elements of compensation — base salary, AIP and long-term equity-based incentive awards — to compete for and retain executive talent in an increasingly competitive marketplace.

Determination of Compensation

Total Compensation

In establishing each Named Executive Officer’s total compensation package, we consider:

•	the compensation packages of Named Executive Officers in similar positions at a comparable group of peer companies based on reported and survey information as described below; and
•	the experience and contribution levels of the individual executive officer.

Each element of compensation is compared with that of peer companies through review of the Surveys (as defined below).  Total compensation (the combined value of base salary, target annual incentive, and grant date fair value of long-term incentive awards) is also assessed.

With respect to long-term equity-based incentive awards, we also consider the amount and value of stock options currently held by the Named Executive Officers when determining new grants. Our focus is on compensating executives for their individual performances and their expected future contributions to Concurrent.

Peer Group Analysis

In 2004, the Compensation Committee retained independent compensation consultants, Towers Perrin, to advise the Compensation Committee on executive compensation policies and practices.  This advice, including a peer group analysis, was provided to the Compensation Committee in multiple meetings in 2004 and was considered by the Compensation Committee in establishing the framework of our executive compensation packages.  The peer group recommended by the independent consultants and used for purposes of analyzing the framework of our Named Executive Officers’ compensation included some similarly-sized companies, especially those in the high-tech or communications industries.  These criteria resulted in a group of 16 peer companies against which our executive compensation program was compared.  These companies were:

ADC Telecommunications, Inc.	JDS Uniphase Corp.	Scientific-Atlanta, Inc.
Arris Group Inc.	Liberate Technologies	SCM Microsystems, Inc.
Broadcom Corporation	Mercury Computer Systems	SeaChange International, Inc.
C-COR Inc.	OpenTV Corp.	Wind River Systems, Inc.
Harmonic Inc.	Proxim Corporation	Worldgate Communications, Inc.
Hauppauge Digital, Inc.

In the spring of 2005, the Compensation Committee retained independent compensation consultants, Longnecker & Associates, to advise the Compensation Committee on market competitive compensation for our Chief Executive Officer.  The analysis included a review of the proposed total compensation package including base salary, annual incentive targets and long-term incentive targets.  The consultants relied on information from the following surveys:

•	Executive Compensation Survey 2004-2005 Top Management Compensation, by Watson Wyatt;
•	2004-2005 Executive Compensation Survey, by William M. Mercer; and
•	Report on the 2004-2005 Total Salary Increase Budget Survey, by World at Work.

Longnecker & Associates also reviewed data from the following peer company proxy statements:

Arris Group Inc.	Harmonic Inc.
Broadwing Corp.	Liberate Technologies
C-COR Inc.	SeaChange International, Inc.

In determining compensation packages for subsequent years, the Compensation Committee relied upon the foundation established with the input of the compensation consultants and refined specific aspects using survey information purchased from the Economic Resource Institute (“ERI Survey”) and Culpepper Compensation & Benefits Surveys (“Culpepper Survey”) (collectively “Surveys”).

•
The ERI Survey is based upon over 20 million measures and includes compensation data from 14,000 companies that report through the SEC, third-party surveys, and annual reports and information circulars released by companies in the United States, Canada, European Union and United Kingdom.  The ERI Survey reports results based upon (1) calculations using statistical analysis, (2) size-sensitive information such as assets, revenue and number of employees in reporting organizations, (3) industry classification based upon an enhanced Standard Industrial Classification (SIC) code, and (4) geographical location.

•
The Culpepper Survey data is based upon independent data from 1,353 companies and includes 9,542 executive positions.   Further, the information can be subdivided based on percentile rankings, company size, industry group and geographic zones.

In determining compensation packages for fiscal years 2006 - 2008, we utilized the ERI Survey and Culpepper Survey and focused on similarly sized technology companies within our industry, based on standard industrial codes.  It is our goal to provide compensation at the mean market rate, taking into account responsibilities and experience.

Base Salaries

Individual base salaries are determined through an evaluation of individual performance levels and contributions to our business objectives, as well as comparisons to peer data for similar positions in the technology marketplace where we compete based on the Surveys.  Salaries are reviewed annually for each Named Executive Officer.  We target base salaries at the median of market levels. During fiscal 2006 the salaries of Named Executive Officers were frozen in order to save costs and motivate improved performance throughout the company.  For fiscal 2007,the Compensation Committee, in August 2006, increased the base salaries as reflected in the table below:

Named Executive Officer	Old Salary	Percent Increase	New Salary
T. Gary Trimm	$350,000	3.5%	$362,250
Warren K. Neuburger	$290,000	3.5%	$300,000
Kirk L. Somers	$220,000	3.5%	$227,700
Gregory S. Wilson	$175,000	14.3%	$200,000

The salary increases were consistent with peer group analysis.  Mr. Wilson’s salary was increased by 14.3% in recognition of his increased responsibility as Chief Financial Officer (he was promoted in the middle of fiscal year 2006) and to make his pay consistent with peers in similar positions.

In February 2007, the Board of Directors of the Company approved the promotion of Mr. Somers, the Company's Vice President Investor Relations, General Counsel and Secretary, to Executive Vice President.  As Executive Vice President, Mr. Somers continued his existing duties and took on operating responsibilities for our international subsidiaries and a larger role in strategic initiatives. With this promotion, the Compensation Committee approved an increase of Mr. Somers' annual salary from $227,700 to $250,000.  This increase was designed to compensate Mr. Somers for the additional responsibilities undertaken in connection with the promotion.

In March 2007, with the approval of the Compensation Committee, we entered into an agreement with TechCFO LLC to employ Mr. Berry as our Chief Financial Officer.  Pursuant to the agreement, we pay a monthly fee of $30,000 to TechCFO.  Mr. Berry does not participate in our AIP or benefit programs.

In August 2007, the Compensation Committee evaluated Mr. Trimm’s salary and increased it from $362,250 to $380,662, a 5% increase.  Mr. Somers was not entitled to a review due to his promotion in February and Mr. Berry is not entitled to a raise due to the fact that he is a partner of TechCFO.  Messrs. Neuburger and Wilson were no longer with the Company.

Annual Cash Incentive Compensation

To further align cash incentive awards for our Named Executive Officers with the creation of stockholder value, our Named Executive Officers participate in the AIP that is in place for all management level employees.  Each year management develops the AIP and the Compensation Committee reviews, modifies and approves the AIP to motivate employees to achieve goals that are most important for that year.  Typically, the AIP award is a cash bonus which is paid out after the completion of the fiscal year, usually in late July or August.  Individual target bonuses are established by the Compensation Committee based on a percentage of the executive’s base salary, recognizing the relative size and scope of each executive’s responsibility within Concurrent.

We do not have a formal policy for recovery or adjustment of AIP awards in the event the performance goals on which payouts are based are later restated or otherwise adjusted in a manner that would reduce the size of the payouts.  However, if such a situation occurs at a future date, the Compensation Committee reserves the right to re-evaluate the affected payouts and take any actions it deems necessary.

The AIP cash bonus targets for our Named Executive Officers are set by the Compensation Committee at the following percentages of each person’s salary:  Mr. Trimm 50%, Mr. Somers 40%, Mr. Neuburger 50%, and Mr. Wilson 50%.

Fiscal 2007

Given the AIP cash bonus targets, individual target bonuses under the 2007 AIP for all components in the aggregate for Messrs. Trimm, Somers, Neuburger, and Wilson were $181,125, $94,797, $150,000, and $100,000 respectively.  Mr. Berry does not participate in the AIP.

For fiscal 2007, in establishing the AIP, the Compensation Committee initially designed the award to be paid in shares of restricted stock in order to preserve cash.  However, as of the close of fiscal 2007, the Compensation Committee reevaluated the award and cancelled the grants of restricted shares so the awards would be paid out in cash.  The Compensation Committee did this to recognize the accomplishments of the management team throughout the fiscal year, the improved balance sheet at the end of the fiscal year, the non-existent or small cash bonuses of prior years, and the impact of instant gratification of a cash payment.

The fiscal 2007 AIP goals were established by the Compensation Committee and were comprised of two independent components:

•	an objective component based on company financial performance, which accounted for 80% of the possible cash bonus payout at target; and

•	a subjective component based on performance against several agreed upon strategic initiatives, which accounted for 20% of the possible cash bonus payout at target.

The objective component of the 2007 AIP links cash bonus payouts to the achievement of weighted annual performance goals related to revenue (40%) and operating income (40%).  The Compensation Committee chose goals related to revenue and operating income because they believed these financial measures were the most indicative of stockholder value creation during that fiscal year.

Depending on achievement of the annual revenue and operating income goals, participants were eligible to receive between 0% and 150% of the target bonus amount for the fiscal year.  The chart below shows the target, threshold and maximum goal amounts for revenue and operating income for fiscal year 2007:

Revenue	Target	$84,828,000
	Threshold	67,003,800
	Maximum	94,828,000

Operating Income	Target	$(4,848,000)
	Threshold	(7,848,000)
	Maximum	(826,000)

Actual results for the year were compared against the target goals for revenue and operating income to determine the amount to be paid under the 2007 AIP as follows:

•
Achievement Below Target. If revenue and operating income results for the year were below the target, but not below the threshold, the bonus payout for the period would decrease in an approximately linear fashion from the target.  If results were below the threshold, then there would be no payout.

•	Achievement At Target. If revenue and operating income results for the year matched the targets, the bonus payout for the year would be 100% of the target bonus payable.

•
Achievement Above Target. If revenue and operating income results for the year exceeded the targets, the bonus payout would increase in an approximately linear fashion from the target to the maximum bonus payable.  There was no additional increase in the bonus payout if results exceeded the maximum goals for the period.

The 2007 AIP does not provide for any discretionary adjustments (upward or downward) to this component.

Based on actual company performance results for the year of $69.1 million in revenue and an operating loss of $11.8 million, 10% of the revenue AIP target bonus was payable and 0% of the operating income target bonus was payable.  Thus, Messrs.  Trimm and Somers were paid  $7,245 and $3,643, respectively as the objective component of their AIP awards.  Messrs. Neuburger and Wilson were not entitled to any AIP payout because they were not employees at the end of the fiscal year.

The subjective component of the 2007 AIP links 20% of the cash bonus to the achievement of performance goals related to strategic initiatives.  The Compensation Committee selected the goals  based on the significance of the initiatives to the our short-term and long-term success, the company wide scope of the projects, and the complexity and difficulty of executing the initiatives. These included, but were not limited to:

•	preservation and improvement of cash and costs reduction,
•	institution or maintenance of corporate governance controls and procedures,
•	product development deliverables,
•	partner initiatives, and
•	customer satisfaction and expansion.

Depending on the level of achievement for these goals, participants in the aggregate were eligible to receive between 0% and 100% of the target bonus allocated to their initiatives at the Compensation Committee’s discretion based on its evaluation of progress against these strategic initiatives as of the end of the fiscal year.  The Compensation Committee received updates and briefings throughout the year regarding the progress being made on each of the strategic initiatives covered under this component of the 2007 AIP.

The bonuses for achieving established strategic goals for the subjective component of the 2007 AIP ranged from 40% to 100% of the target bonus.   For fiscal 2007, the Named Executive Officers shared the same subjective corporate goals and achieve 100% of the target bonus.  Actual payouts under the 2007 AIP for the subject component were $36,225 and $18,959 for Messrs. Trimm and Somers, respectively.  Messrs. Neuburger and Wilson did not receive any AIP payouts because they were not employees at the end of the fiscal year.

In addition to the AIP, when we promoted Mr. Somers we established specific performance goals related to strategic company efforts and the completion of the annual SEC filings, the accomplishment of which would entitle Mr. Somers to an additional cash bonus of $100,000.  As of the end of the fiscal years these goals had not yet been accomplished, but Mr. Somers remains eligible for this bonus.  We believe Mr. Somers will achieve the goals associated with the completion of the annual SEC filings in September and may meet the other strategic goal in fiscal year 2008.  We believe that disclosure of the strategic goal would result in substantial competitive harm and, therefore, have not disclosed the goal.

Fiscal 2008

Given the AIP cash bonus targets, individual target bonuses under the 2008 AIP for all components in the aggregate for Messrs. Trimm and Somers are $190,181 and $100,000 respectively.  Mr. Berry does not participate in the AIP.

For fiscal year 2008, the Compensation Committee established a similar AIP based on objective and subjective components.  The objective component will be 90% of each person’s bonus and the subjective component will be 10%.  The objective component of the fiscal 2008 AIP links cash bonus payouts to the achievement of weighted annual performance goals related to revenue (40%) and earnings before interest, taxes, depreciation and amortization (EBITDA) (50%).  The Compensation Committee chose goals related to revenue and EBITDA because they believe these financial measures are the most indicative of stockholder value creation for the coming year.  Depending on achievement of the annual revenue and EBITDA goals, participants will be eligible to receive between 0% and 150% of the target bonus amount for the fiscal year.

Actual results for the fiscal year will be compared against the target goals for revenue and EBITDA to determine the amount to be paid under the 2008 AIP as follows:

•
Achievement Below Target. If revenue and EBITDA results for the year are below the target, but not below the threshold, the bonus payout for the period will decrease in an approximately linear fashion from the target.  If results are below the threshold, then there would be no payout.

•	Achievement At Target. If revenue and EBITDA results for the year matched the targets, the bonus payout for the year will be 100% of the target bonus payable.

•
Achievement Above Target. If revenue and EBITDA results for the year exceed the targets, the bonus payout will increase in an approximately linear fashion from the target to the maximum bonus payable.  There will be no additional increase in the bonus payout if results exceeded the maximum goals for the period.

The subjective component of the 2008 AIP links 10% of the cash bonus to the achievement of performance goals related to strategic initiatives.  These include, but are not limited to:

•	updating strategic plans and models,
•	reducing expenses and redundancies,
•	product development deliverables,
•	partner initiatives, and
•	customer satisfaction and expansion.

Depending on the level of achievement for these goals, participants in the aggregate will be eligible to receive between 0% and 100% of the subjective component target bonus allocated to their initiatives at the Compensation Committee’s discretion based on their evaluation of progress against these strategic initiatives. The Compensation Committee selected the goals in this component based on the significance of the initiatives to our short- and long-term success, the company-wide scope of the projects, and the complexity and difficulty of executing the initiatives.

We believe that disclosure of the specific objective and subjective performance goals for fiscal 2008 would result in substantial competitive harm to the company, and therefore we have not disclosed these goals.

Typically, the Compensation Committee sets the targets in accordance with our annual operating plan set by the Board, such that achievement of the plan would result in 100% payout of bonus goals.  In the past five fiscal years, the percentage of bonus goal that we have paid out, from a company wide perspective, were:

Fiscal Year	Percent of Bonus Goal Paid
2003	16%
2004	21%
2005	39%
2006	0%
2007	19%

Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

Long-Term Equity-Based Incentive Awards

The Compensation Committee grants long-term equity-based incentive awards to the Named Executive Officers in the form of stock options and restricted shares.  In determining the size of the grants, the Compensation Committee considers the amount and value of stock options currently held, the executive’s performance during the prior year, and the executive’s likely continued future contributions to Concurrent, as well as the executive’s role within Concurrent.  The Compensation Committee also considers the value of stock options granted to executives in similar positions at the peer companies based on the Surveys as determined through the competitive analysis.

The Compensation Committee generally awards stock options to the Named Executive Officers and other key employees at the time of initial employment, at promotion and at discretionary intervals thereafter (usually on an annual basis).  In recent years, the annual grants to our Named Executive Officers and other key employees have been at a consistent interval, generally occurring during the first quarter.  Grants have been made at other times for new hires and promotions.

In addition to granting stock options, we have also granted restricted shares pursuant to our Amended and Restated 2001 Stock Option Plan.  We have used this form of long-term incentive from time to time to more effectively motivate employees under different market conditions.  For example, when the stock price has been declining for an extended period, the perceived value of stock options is reduced as a long-term incentive.  In such situations we have utilized restricted shares to focus individuals on our long-term performance and to motivate them to work in a way that maximizes stockholder value.

The Compensation Committee approves long-term incentive grants based on recommendation from our CEO and Vice President of Human Resources.  Annual grants are approved by the Compensation Committee at a meeting that generally is held in August of each year.  All stock options are approved with exercise prices equal to the closing market price on the date of grant.  The date of the grant is the date of the Compensation Committee meetings,  unless the approval is at a meeting preceding the release of earnings for the prior period, in which case the grant date is two business days after the earnings release.  We do not have any program, plan or practice to time stock option grants in coordination with the release of material nonpublic information, nor do we time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

In August 2006, the Compensation Committee granted stock options to our Named Executive Officers as follows:

Named Executive Officer	Options Granted
T. Gary Trimm	270,709
Warren K. Neuburger	134,581
Kirk L. Somers	102,096
Gregory S. Wilson	92,815

In August 2007, the Compensation Committee granted stock options to our Named Executive Officers as follows:

Named Executive Officer	Options Granted
T. Gary Trimm	287,577
Kirk L. Somers	132,311

The Compensation Committee utilized stock options for fiscal years 2007 and 2008 because the Committee concluded that stock options would be the best tool to motivate performance in light of our depressed stock price.

We did not grant any restricted shares to Named Executive Officers in fiscal 2007 except those granted as part of the AIP.  These were subsequently cancelled, as previously discussed.

Severance

Pursuant to the employment agreements we have with our Named Executive Officers, we provide severance pay to our Named Executive Officers, which is more fully described below under “Potential Payments Upon Termination or Change in Control.”  These employment agreements are entered into when each employee becomes a Named Executive Officer.  The severance for our Named Executive Officers is typically one year of salary.  In establishing this benefit, we reviewed the Surveys to determine what other like companies provide their Named Executive Officers in the form of severance protection and the amount of payments that are customary and reasonable in our industry.  Based on our review, we believe that providing severance to named executive officers is customary for our industry and allows us to remain competitive with other companies. This approach ensures that our Named Executive Officers continue to act in the best interests of stockholders even in the event that they are at risk of losing their jobs. This strategy is particularly important and worthwhile, given the difficulty for a high-level employee to secure a comparable position at another company quickly and for Concurrent to remain competitive with other companies that routinely offer a similar benefit to their named executive officers.

Benefits and Perquisites

Our Named Executive Officers are also eligible to participate in the health and welfare and defined contribution plans that we make generally available to our other full time employees, including health care, disability and life insurance coverage and 401(k) matching programs.  The company matches 50% of up to 5% of an employee’s salary invested in our 401K program.  We do not provide any pension plans or any non-qualifed deferred compensation to any of our employees.  Our Named Executive Officers do not receive any other benefits or perquisites.

Role of Management in Determining Compensation

Evaluations of the Named Executive Officers’ performance are conducted on a regular basis by the Chief Executive Officer.  The Chief Executive Officer reports to the Compensation Committee on the results of the evaluations of the other Named Executive Officers.  The Chief Executive Officer’s performance is periodically evaluated by the Compensation Committee, no less than annually.

In addition to the Chief Executive Officer’s involvement in reviewing performance of the other Named Executive Officers, our management team plays an active role in updating the Compensation Committee on the trends and challenges of hiring, retaining and competing for talent. The management team periodically suggests alternative forms of compensation or compensation strategies to assist the Compensation Committee in establishing compensation packages that will enable us to attract and retain key talent. The Compensation Committee solicits input from executive management on compensation related strategies and practices.  Additionally, the Compensation Committee utilizes the data and analysis from independent compensation consultants and industry surveys to gain a comprehensive view of related factors affecting its decision making.

Tax Considerations

We consider the impact of certain Internal Revenue Code provisions relating to tax when making decisions on executive compensation.  The primary provision we consider is Section 162(m).

Section 162(m) includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to our highly paid executive officers.  Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. None of our Named Executive Officers received cash compensation in excess of $1 million in fiscal year 2007.  Stock options granted to our Named Executive Officers are designed to qualify as performance-based compensation under Section 162(m).  The Compensation Committee may determine, however, that one or more awards granted should not conform to these requirements if, in its judgment, such payments are necessary to achieve our compensation objectives and protect stockholder interests and the benefit of the compensation arrangement for Concurrent and the stockholders outweighs the incremental cost to Concurrent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Concurrent’s management.  Based on the Compensation Committee’s review of, and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Charles Blackmon, Chairman
Alex B. Best
Steve G. Nussrallah

September 5, 2007

The foregoing report and other information provided above should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Acts”), except to the extent that Concurrent specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2007

The following table sets forth compensation information for fiscal year 2007 for our Named Executive Officers.  None of the Named Executive Officers received perquisites.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

T. Gary Trimm	2007	360,837	44,211	238,356	43,470	7,462	(2)	694,336
President and Chief Executive Officer					-
Kirk L. Somers	2007	235,038	15,393	23,325	22,751	4,975	(3)	301,482
E.V.P., General Counsel and Secretary					-
Emory O. Berry, (4) Chief Financial Officer	2007	129,288	-	8,569	-	-		137,857
Warren K. Neuburger (5) Former Chief Operating Officer	2007	91,466	-	30,774	-	236,570	(6)	358,810
Gregory S. Wilson (7) Former Chief Financial Officer	2007	147,885	1,316	21,205	-	2,589	(8)	172,995

(1)
The amount reported in these columns for each executive represents the dollar amount recognized for financial statement reporting purposes in fiscal year 2007, determined in accordance with FAS 123R.  However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture.  See Note 12 of the Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2007 for the assumptions used to value these awards.

(2)
Includes matching contributions to the company-sponsored 401(k) plan in the amount of $7,337 and premium in the amount of $125 paid for life insurance provided per our standard policy in the amount at 1 ½ times the executive’s salary.

(3)
Includes matching contributions to the company-sponsored 401(k) plan in the amount of $4,894 and premium in the amount of $81 paid for life insurance provided per our standard policy in the amount at 1 ½ times the executive’s salary.

(4)
Mr. Berry joined Concurrent as a consultant on February 12, 2007, and subsequently was appointed as our Chief Financial Officer effective March 9, 2007.  He is employed as a full-time contractor by TechCFO LLC and we pay a monthly fee of $30,000.

(5)	Mr. Neuburger left Concurrent, effective September 11, 2006.

(6)
Reflects severance payments made to Mr. Neuburger of $236,538 and premium in the amount of $32 paid for life insurance provided per our standard policy in the amount of 1 ½ times the executive’s salary.

(7)	Mr. Wilson left Concurrent, effective February 12, 2007.

(8)
Includes matching contributions to the company-sponsored 401(k) plan in the amount of $2,538 and premium in the amount of $51 paid for life insurance provided per our standard policy in the amount at 1 ½ times the executive’s salary.

GRANTS OF PLAN-BASED AWARDS
FOR FISCAL YEAR 2007

The following table provides information regarding grants of plan-based awards made to our named Named Executive Officers during fiscal 2007.

	Approval Date of Comp Ctte.	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(3)
Name			Threshold ($)	Target ($)	Maximum ($)
T. Gary Trimm	8-9-06	8-14-06				270,708	1.35	282,377
			10,868	181,125	253,575
Kirk L. Somers	8-9-06	8-14-06				102,096	1.35	106,496
			5,465	91,080	127,512
			-	100,000	-
Emory O. Berry	3-8-07	3-8-07				100,000	1.52	109,820
Warren K. Neuburger	8-9-06	8-14-06				134,581	1.35	140,381
			9,000	150,000	210,000
Gregory S. Wilson	8-9-06	8-14-06				92,815	1.35	96,815
			6,000	100,000	150,000

(1)
The amounts shown in these columns represent the executives’ annual incentive opportunity under the AIP.  In addition, Mr. Somers’ includes a target of $100,000 for the accomplishment of certain established strategic goals. See “Compensation Discussion and Analysis— Fiscal 2007 Annual Cash Incentive Compensation” for more information regarding this plan.  The amounts actually paid are disclosed in the Summary Compensation Table.

(2)
All grants are made under the Amended and Restated 2001 Stock Option Plan. The terms of the grants are as follows: four year vesting with 25% vesting on the first anniversary and each anniversary thereafter, a 10 year life, terminating 90 days after each employee leaves Concurrent.

(3)
Reflects the grant date fair value of non-qualified stock options as determined under FAS 123R.  Regardless of the value placed on a stock option on the date of grant, the actual value of the option will depend on the market value of our common stock on the date of exercise.  A discussion of the assumptions used in calculating these values may be found in Note 12 of the Notes to Consolidated Financial Statements set forth in our Annual Report on  Form 10-K for fiscal year 2007.

OUTSTANDING EQUITY AWARDS
AS OF JUNE 30, 2007

The following table provides information concerning outstanding equity awards held by the Named Executive Officers on June 30, 2007:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1) (2)
T. Gary Trimm	250,000	250,000	(3)	1.42	07-19-04	07-19-2014
	219,000	-		2.15	06-22-05	06-22-2015
	-	270,709	(3)	1.35	08-14-06	08-14-2016
					10-25-04	10-25-2014	47,284	(4)	88,421	31,523	(5)	58,948
Kirk L. Somers	30,000			14.05	11-26-01	11-26-2011
	2,500			6.85	04-30-02	04-30-2012
	5,650			2.12	04-28-03	04-28-2013
	5,650			3.07	08-25-03	08-25-2013
	5,650			4.56	10-27-03	10-27-2013
	5,650			4.94	02-02-04	02-02-2014
	25,000			2.21	01-28-05	01-28-2015
	55,065			2.15	06-22-05	06-22-2015
		102,096	(1)	1.35	08-14-06	08-14-2016
					10-25-04	10-25-2014	11,078	(4)	20,716	7,385	(5)	13,810
Emory O. Berry	-	100,000	(1)	1.52	03-08-07	03-08-2017
Warren K. Neuburger	-	-		-		-	-		-	-		-
Gregory S. Wilson	-	-		-		-	-		-	-		-

(1)
The amounts shown in these columns reflect the market value of the unvested shares based on the closing market price on June 29, 2007 (the last business day of fiscal year 2007) of $1.79 multiplied by the number of shares.

(2)
The restrictions on the shares reported in this column lapse when performance goals based on revenue and operating income and established in October 2004 are achieved.  The goals assumed substantial growth in our served markets that did not occur. For example, we would need revenue of $105 million and operating income of $4 million in fiscal year 2008 for the restrictions to lapse on the shares allocated for fiscal year 2008.  It is highly unlikely that these goals will be achieved.

(3)	The options vest and become exercisable in equal installments on the first, second, third and fourth anniversaries of the grant date.

(4)	The restriction on 50% of these shares will lapse on October 25, 2007 and the remaining 50% will lapse on October 25, 2008.

(5)	The restriction on 50% of these shares will lapse on October 25, 2007 and the remaining 50% will lapse on October 25, 2008 provided that certain performance criteria are met.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2007

The following table provides information regarding stock vested by each of our Named Executive Officers during fiscal 2007. There were no options exercised during fiscal 2007.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
T. Gary Trimm	23,643	40,666
Kirk L. Somers	5,539	9,527
	2,850	4,389
Emory O. Berry	-	-
Warren K. Neuburger	-	-
Gregory S. Wilson	2,111	3,631

(1)	The amount reported in this column for each executive represents the market value of the stock on the day the stock vested.

Potential Payments Upon Termination or Change in Control

The employment agreements with our Named Executive Officers and the terms of our Amended and Restated 2001 Stock Option plan provide for certain payments or accelerated vesting of awards as described below.

Executive Employment Agreements

We have entered into employment agreements with each of the Named Executive Officers.  These agreements contain generally the same terms and provide for a base salary to be reviewed for increase annually with increases awarded at the discretion of the Board or the Compensation Committee.  The agreements also provide for an annual bonus opportunity based on a percentage of base salary.  Although the percentage is established in each agreement, it is subject to change by the Compensation Committee as an employee’s duties expand.

The agreements provide that employment may be terminated by either Concurrent or the respective executive officer at any time.  In the event the executive officer voluntarily resigns or is terminated for Due Cause (defined below), compensation under the employment agreement will end.  In the event an agreement is terminated:

•	directly by us without Due Cause; or
•	in certain circumstances constructively by us; or
•	in the case of Mr. Trimm, within one year of a Change in Control (as defined below);

the terminated employee will receive severance compensation equal to his salary at the time of termination for a period of 12 months from the date of termination and will be entitled to continue to participate in our healthcare plans through the severance period.  Severance compensation would be paid in equal, biweekly installments or in accordance with our normal salary payment procedures.  The agreements define constructive termination as (a) demotion, (b) material change in authority or duties or responsibilities, (c) decrease in salary or bonus opportunity, (d) material reduction in benefits, or (e) material breach of the employment agreement by Concurrent.

The agreements also provide that if an employee is terminated due to death or continuing disability the employee or his estate will be paid 6 months of salary.

The term “Due Cause” means the employee:

(a)	committed a willful serious act to enrich himself at our expense or has been convicted of a felony involving moral turpitude;

(b)	willfully and grossly neglected his duties, or intentionally failed to observe specific lawful directives or policies of the Board of Directors;

(c)	failed to take reasonable and appropriate steps to determine the accuracy of Sarbanes-Oxley Act certifications; or

(d)	failed to fulfill any of his duties to administer effective systems and controls necessary for compliance with the Sarbanes-Oxley Act.

If a Named Executive Officers’ employment is terminated for any reason, he is prohibited from competing with us, soliciting our customers, or trying to hire our employees for the period in which he receives severance, if any, plus one year.

T. Gary Trimm.  In July 2004, we entered into an employment agreement with Mr. Trimm.  He will be paid an annual salary of $380,362 for fiscal year 2008, and his annual target bonus is 50% of his annual base salary.  The objectives for each year and other terms and conditions of the bonus opportunity are established by the Board of Directors or a committee thereof.  For superior performance, the bonus opportunity may be increased up to one and one-half (1 ½) times his annual target bonus.  If he becomes entitled to severance compensation, he will receive his salary for 12 months after termination and will receive health benefits or the economic equivalent until age 65 unless he becomes eligible for such benefits from a subsequent employer.

Mr. Trimm’s employment agreement provides that, if within one year of a Change in Control (defined below) Mr. Trimm’s employment is terminated and such termination is not based on death or disability or on Due Cause, Mr. Trimm will be entitled to receive severance compensation as described above.  For purposes of Mr. Trimm’s agreement “Change in Control” shall mean an acquisition by any individual, entity or group of 30% or more of either (A) the then outstanding shares of common stock of the Company, or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; excluding, however, the following:

•	any acquisition by the Company or any corporation controlled by the Company; or
•	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

We do not have any Change in Control provisions in the employment agreements with our other Named Executive Officers.

Warren K. Neuburger.  In June 2004, we entered into an employment agreement with Mr. Neuburger.  Under this agreement, he was to be paid an annual salary of $300,000 for fiscal year 2007 and was eligible for an annual target bonus of 50% of his annual base salary.  He was terminated without Due Cause in September 2006.  As a result of his without cause termination, he was not eligible to participate in the AIP for fiscal year 2007 and he became eligible for severance compensation for a period of 12 months.

Gregory S. Wilson.  In January 2005, we entered into an employment agreement with Mr. Wilson.  Under this agreement, he was paid an annual salary of $200,000 for fiscal year 2007 and was eligible for an annual target bonus of 50% of his annual base salary.  He resigned in February 2007.  As a result of his voluntary resignation, he was not eligible to participate in the AIP for fiscal year 2007.  Since he voluntarily resigned, he was not entitled to any severance.

Kirk L. Somers.  In November 2001, we entered into an employment agreement with Mr. Somers.  He will be paid an annual salary of $250,000 for fiscal year 2008 and his target bonus is 40% of his annual base salary.  For superior performance, the bonus opportunity may be increased up to one and one-half (1 ½) times his annual target bonus.  If he becomes entitled to severance compensation, he will receive his salary for 12 months after termination.

Emory O. Berry.  In March 2007, we entered into an agreement with TechCFO LLC to employ Mr. Berry as our Chief Financial Officer.  Pursuant to the agreement, we pay a monthly fee of $30,000 to TechCFO and granted Mr. Berry 100,000 options at the grant date closing price of $1.52 per share with a four year vesting period.  In addition, if the agreement with TechCFO is terminated without cause within 12 months, or between 12 and 24 months, TechCFO will be paid a fee of $180,000, or $90,000, respectively.  If the agreement is terminated without cause after two years, no termination fee will be paid.  Mr. Berry is not eligible for any bonuses or other severance amounts.

Amended and Restated 2001 Stock Option Plan

Under the Amended and Restated 2001 Stock Option Plan, if an employee terminates employment for any reason other than death, disability or cause, existing and vested stock options may be exercised for a period of three months.  If an employee is terminated for Due Cause (defined above), any stock option held by such person shall immediately terminate.  Regardless of the reason for termination, any restricted shares on which the restriction has not lapsed shall be cancelled upon termination.

Upon a Change in Control, any unvested, unexercised options to purchase shares shall immediately vest and the restrictions will lapse on any restricted shares.  “Change in Control” means the occurrence of any of the following events:

(a)	the acquisition of 35% or more of our stock by a party that is not a fiduciary holding the shares for the benefit of the Company;

(b)
a change in the composition of the Board such that a minority of the directors have been directors for at least 24 months (“24 Month Directors”) or were elected by at least two-thirds of the 24 Month Directors or were serving as the result of a Merger as defined in (c);

(c)
a merger, consolidation, reorganization, sale of substantially all of our assets, or the acquisition of assets or stock of another company, (“Merger”) unless (i) those holding our shares prior to the Merger hold more than 50% of the voting shares of the successor entity, and (ii) more than 50% of the directors were our directors prior to the Merger, and (iii) no entity owns 35% or more of our shares without approval of our Board of Directors; or

(d)	a liquidation or dissolution of the Company.

If an employee is terminated due to death or continuing disability, any stock options vested at the time of termination may be exercised until the earlier of one year following termination or until the expiration of the stock options.  Under such a termination, the Compensation Committee has the authority to accelerate vesting or further extend the time to exercise.

T. Gary Trimm

The following table describes the estimated incremental compensation upon termination or Change in Control for Mr. Trimm,  assuming the triggering event occurred on June 29, 2007 (the last business day of fiscal year 2007).  The actual amount of compensation can only be determined at the time of termination or Change in Control.

Payments and Benefits upon Termination	Voluntary Termination ($)	Change in Control ($) (1)	Constructive Termination ($)	For Cause Termination ($)	Termination without Cause ($)	Death ($)	Disability ($)
Compensation:
Base Salary	-	362,250	362,250	-	362,250	181,125	181,125
Long Term Incentives		-		-
Stock Awards	-	-	-	-	-	-	-
Unvested and accelerated	-	586,241		-	-	-	-
Benefits and Perquisites:
Post termination Medical (2)	55,133	55,133	55,133	-	55,133	-	55,133
Accrued Vacation Pay	35,960	35,960	35,960	-	35,960	35,960	35,960

Total	91,093	1,039,584	453,343	-	453,343	217,085	272,218

(1)
Amount in this column represents the “in-the-money” value of unvested stock options and the full value of unvested restricted stock as of June 30, 2007 to the extent vesting would be accelerated upon termination under these scenarios.  The assumed price is $1.79, which was the closing price of our common stock on June 29, 2007, the last trading day of our fiscal year.  Mr. Trimm would only be entitled to the base salary component if he were terminated within one year of a Change in Control.

(2)
Includes employer portion of the medical and dental premiums which would be paid to Mr. Trimm until age 65.  Cost of continued benefits is estimated by using current rate multiplied by the 64 months until Mr. Trimm reached age 65.

Kirk L. Somers

The following table describes the estimated incremental compensation upon termination or Change in Control for Mr. Somers, assuming the triggering event occurred on June 29, 2007 (the last business day of fiscal year 2007).  The actual amount of compensation can only be determined at the time of termination or Change in Control.

Payments and Benefits upon Termination	Voluntary Termination ($)	Change in Control ($) (1)	Constructive Termination ($)	For Cause Termination ($)	Termination without Cause ($)	Death ($)	Disability ($)
Compensation:
Base Salary	-		250,000	-	250,000	125,000	125,000
Long Term Incentives	-		-	-	-	-	-
Stock Awards	-	-	-	-	-	-	-
Unvested and accelerated	-	77,971	-	-	-	-	-
Benefits and Perquisites:
Post termination Medical (2)	-	9,055	9,055	-	9,055	-	9,055
Accrued Vacation Pay	27,371	27,371	27,371	-	27,371	27,371	27,371

Total	27,371	114,397	286,426	-	286,426	152,371	161,426

(1)
Amount in this column represents the “in-the-money” value of unvested stock options and the full value of unvested restricted stock as of June 30, 2007 to the extent vesting would be accelerated upon termination under these scenarios.  The assumed price is $1.79, which was the closing price of our common stock on June 29, 2007, the last trading day of our fiscal year.

(2)
Includes employer portion of the medical and dental premiums which would be paid to Mr. Somers during severance period.  Cost of continued benefits is estimated by using current rate multiplied by 12 months.

Emory O. Berry

The following table describes the estimated incremental compensation upon termination or Change in Control for Mr. Berry, assuming the triggering event occurred on June 29, 2007 (the last business day of fiscal year 2007).  The actual amount of compensation can only be determined at the time of termination or Change in Control.

Payments and Benefits upon Termination	Voluntary Termination ($)	Change in Control ($) (1)	Constructive Termination ($)	For Cause Termination ($)	Termination without Cause ($)	Death ($)	Disability ($)
Compensation:
Base Salary (2)	-	180,000	180,000	-	180,000	-	-
Long Term Incentives	-	-	-	-	-	-	-
Unvested and accelerated	-	27,000	-	-	-	-	-

Total	-	207,000	180,000	-	180,000	-	-

(1)
Amount in this column represent the “in-the-money” value of unvested stock options and the full value of unvested restricted stock as of June 30, 2007 to the extent vesting would be accelerated upon termination under these scenarios.  The assumed price is $1.79, which was the closing price of our common stock on June 29, 2007, the last trading day of our fiscal year.

(2)	Payments are due if we terminate the agreement without cause or undergo a Change in Control prior to the first anniversary or between the first and second anniversary.

Gregory S. Wilson

Mr. Wilson voluntarily left our employment on February 12, 2007.  Mr. Wilson was provided the same benefits as any other employee would have received upon termination.  These payments include payment for unused but earned vacation time in the amount of $23,077; continuation of medical and dental insurance through the end of February 2007; and 90 days to exercise any vested options.

Warren K. Neuburger

Mr. Neuburger was terminated without cause on September 11, 2006.  Between his date of termination through June 30, 2007, Mr. Neuburger received the following pay and benefits: severance compensation equivalent to the salary he would have received in the amount of $236,538, these payments continued over the normal bi-weekly payroll periods; continuation of medical and benefit plans at the employee rates; payment for unused but earned vacation time in the amount of $6,346 and 90 days to exercise any vested options.  Mr. Neuburger’s severance and benefits continue through September 2007.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Blackmon (Chairman), Best and Nussrallah.  From January 2000 to October 2000, Mr. Nussrallah served as our President & Chief Executive Officer and from January 1999 to December 1999, he served as the President of the VOD division. No other members of the Compensation Committee has ever been an officer or employee of Concurrent.  In addition, none of our Named Executive Officers serve as a member of a Board of Directors or Compensation Committee of any entity that has one or more Named Executive Officers who serves on our Board or on the Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of June 30, 2007 about Concurrent’s common stock that may be issued upon the exercise of options, warrants and rights under our 1991 Stock Option Plan, Amended and Restated 2001 Stock Option Plan, the Rifenburgh Plan and the Vivid Acquisition Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
1991 Option Plan (1)	1,549, 359	$10.26	-

2001 Option Plan	4,493,716	$2.24	5,679,765
Subtotal	6,043,075	$4.30	5,679,765

Equity compensation plans not approved by security holders
2001 Rifenburgh Stock Option Plan (2)	10,000	$11.05	-

1999 Vivid Stock Option Plan (3)	-	-	-
Subtotal	10,000	$11.05	-

Total	6,053,075	$4.31	5,679,765

(1)	The Amended and Restated 2001 Option Plan (“2001 Option Plan) replaced the 1991 Stock Option Plan (“1991 Option Plan”) that expired on January 31, 2002.

(2)
Relates to an option to purchase 10,000 shares issued to Richard Rifenburgh, a former director, in connection with his retirement from the Board of Directors.  The option vested immediately and has a ten year term.

(3)	Relates to options issued in 1999 associated with the acquisition of Vivid Technology. As of the time of the acquisition, all options were fully vested.

REPORT OF THE AUDIT COMMITTEE

Concurrent’s Audit Committee is responsible for, among other things, reviewing with Concurrent’s independent registered public accountants the scope and results of their audit engagement.  In connection with the fiscal year 2007 audit, the Audit Committee has:

•	reviewed and discussed with management Concurrent’s audited financial statements to be included in Concurrent’s Annual Report on Form 10-K for fiscal year 2007;

•	discussed with Deloitte & Touche LLP, Concurrent’s independent registered public accountants, the matters required by Statement of Auditing Standards No. 61, as amended; and

•	received from and discussed with Deloitte & Touche LLP the written disclosures and letter required by Independence Standards Board Standard No. 1 and discussed with them their independence.

In reliance on the reviews and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Concurrent’s Annual Report on Form 10-K for fiscal year 2007.

Audit Committee

C. Shelton James, Chairman
Charles Blackmon
Larry L. Enterline

September 5, 2007

The foregoing report and other information provided above regarding the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that Concurrent specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for each of fiscal year 2007 and fiscal year 2006 for the audit of our annual financial statements, the Sarbanes-Oxley Section 404 attestation, the reviews of the financial statements included in Quarterly Reports on Form 10-Q, other SEC filings and audit consultations were $768,300 and $756,602, respectively.

Audit Related Fees

The aggregate fees billed by Deloitte & Touche LLP for audit related services rendered to Concurrent for each of fiscal year 2007 and fiscal year 2006 were $23,000 and $22,000, respectively. These fees relate to the audit of our benefit plan.

Tax Fees

There were no fees billed by Deloitte & Touche LLP for tax services rendered to Concurrent for each of fiscal year 2007 and fiscal year 2006.

All Other Fees

Pursuant to the Audit Committee Charter adopted by the Board of Directors on August 20, 2003, all permissible non-audit services to be performed by Deloitte & Touche LLP must be pre-approved by the Audit Committee.  The aggregate fees billed by Deloitte & Touche LLP for services rendered to Concurrent, other than the services described above under “Audit Fees”, “Audit Related Fees,” and “Tax Fees,” for each of fiscal year 2007 and fiscal year 2006 were $79,900 and $137,800, respectively.

The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the independent registered public accountant's independence.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
(Item 2 of Notice)

The Audit Committee of the Board of Directors has selected the firm of Deloitte & Touche LLP as independent registered public accountants of Concurrent for the fiscal year ending June 30, 2008 and is submitting the selection to stockholders for ratification.  Deloitte & Touche LLP also served as our independent registered public accountants for the fiscal year ended June 30, 2007.  A representative of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

The Audit Committee of the Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of the independent registered public accountants.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, to our knowledge, the beneficial ownership of Concurrent’s common stock as of August 27, 2007 for directors, the Named Executive Officers, directors and officers as a group, and each person who is a stockholder holding more than a 5% interest in our common stock.

	Number of Shares Beneficially Owned(1)		Options Exercisable Within 60 Days(2)	Percent of Outstanding Shares(3)
Directors and Named Executive Officers:
Emory O. Berry	-		-
Alex B. Best	1,200		80,000	*
Charles Blackmon	-		60,000	*
Larry L. Enterline	-		30,000	*
C. Shelton James	16,500	(4)	77,000	*
Steve G. Nussrallah	50,000		60,000	*
Warren K. Neuburger	10,943		-	*
Kirk L. Somers	30,036	(5)	160,689	*
T. Gary Trimm	137,753	(6)	661,688	*
Gregory S. Wilson	5,687		-	*
Directors, Named Executive Officers, and other current officers as a group (10 persons)	252,119		1,129,377	1.6%

Five Percent Stockholders:
Fidelity Management and Research Corp.	4,936,295	(7)		5.93%
S.A.C. Capital Advisors	6,800,269	(8)		8.17%

*	Less than 1.0%

(1)
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  This table is based upon information supplied by Named Executive Officers, directors and principal stockholders, and Schedule 13Gs and 13Fs filed with the SEC.

(2)	Represents shares that can be acquired through stock option exercises on or prior to October 27, 2007.

(3)
Based on an aggregate of 83,230,250 shares of common stock outstanding as of August 27, 2007.  Assumes that all options exercisable on or prior to October 27, 2007 owned by this person are exercised.  The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other persons are exercised.

(4)	Includes 2,000 shares that are held by Mr. James’ spouse.

(5)
Includes 8,330 shares held for the benefit of Mr. Somers in Concurrent’s Retirement Savings Plan and 11,078 shares of restricted stock.  The restrictions on his shares will lapse annually over 2 years in equal increments starting on October 25, 2007.

(6)
Includes 3410 shares held for the benefit of Mr. Trimm in Concurrent’s Retirement Savings Plan and 47,284 shares of restricted stock.  The restrictions on his shares will lapse annually over 2 years in equal increments starting on October 25, 2007.

(7)
Represents shares of common stock beneficially owned by Fidelity Management and Research Corp. (“Fidelity”).  Fidelity has shared dispositive and voting power with respect to 5,391,695 shares.  The address of Fidelity is 82 Devonshire Street, Boston, MA  02109.  This information is included in reliance upon a Schedule 13F filed by Fidelity with the SEC on June 30, 2007.

(8)
Represents shares of common stock beneficially owned by S.A.C. Capital Advisors LLC (“SAC”).  SAC has shared dispositive and voting power with respect to 6,671,500 shares.  The address of SAC is 72 Cummings Point Road, Stamford, CN 06902.  This information is included in reliance upon a Schedule 13F filed by SAC with the SEC on June 30, 2007.

OTHER MATTERS

Expenses of Solicitation

All costs of solicitation of proxies will be borne by Concurrent.  In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone and personal interviews.  Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their related out-of-pocket expenses.

Certain Relationships and Related Party Transactions

In accordance with its charter, our Audit Committee is responsible for reviewing and approving all related party transactions.  Although we have not entered into any financial transactions with any immediate family member of a director or executive officer of Concurrent, if we were to do so, any such transaction would need to be reviewed and approved by our Audit Committee.  A report is made to our Audit Committee annually by our management and our independent auditor disclosing any known related party transactions.  No reportable transactions occurred during fiscal 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires pur officers and directors, and persons who beneficially own more than ten percent of our common stock, to file reports of ownership of Concurrent’s securities and changes in such ownership with the SEC.  Officers, directors and ten percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of copies of the Section 16(a) filings filed by our officers and directors and persons who beneficially own more than ten percent of our common stock and written representations from certain reporting persons, we believe all required Section 16(a) reports were timely filed in fiscal year 2007.

Householding

As permitted by the Exchange Act, only one copy of the proxy statement or the Notice is being delivered to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of the proxy statement or annual report.  We will promptly deliver, upon oral or written request, a separate copy of the annual report or proxy statement, as applicable, to any stockholder residing at an address to which only one copy of the proxy statement or the Notice was mailed.  Requests for additional copies should be directed to the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096.

Stockholders residing at the same address and currently receiving only one copy of the proxy statement or the Notice may contact the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, to request multiple copies in the future.  Stockholders residing at the same address and currently receiving multiple copies may contact the corporate secretary to request that only a single copy of the proxy statement or the Notice and annual report be mailed in the future.

2008 Stockholder Proposals

Proposals of stockholders for possible consideration at the 2008 Annual Meeting of Stockholders (expected to be held in October 2008) must be received by the Corporate Secretary of Concurrent not later than May 9, 2008 to be considered for inclusion in the proxy statement for that meeting if appropriate for consideration under applicable securities laws.  Stockholder proposals should be sent to:

Concurrent Computer Corporation
4375 River Green Parkway
Suite 100
Duluth, Georgia 30096
Attn: Corporate Secretary

In addition, a stockholder may bring business before the 2008 Annual Meeting of Stockholders, other than a proposal included in the proxy statement, or may submit nominations for directors, if the stockholder complies with the requirements specified in Concurrent’s Bylaws.  The Bylaws require that a stockholder must:

•
provide written notice that is received by the Corporate Secretary of Concurrent not less than 60 days nor more than 90 days prior to the date of the annual meeting; provided, however, that if less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders, the stockholder’s notice will be timely if received by no later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made; and

•	supply the additional information listed in Article IV of Concurrent’s Bylaws.

Management generally will be able to vote proxies in its discretion unless the proponent of a stockholder proposal (a) provides Concurrent with a timely written statement that the proponent intends to deliver a proxy statement to at least the percentage of Concurrent’s voting shares required to carry the proposal, (b) includes the same statement in the proponent’s own proxy materials, and (c) provides Concurrent with a statement from a solicitor confirming that the necessary steps have been taken to deliver the proxy statement to at least the percentage of Concurrent’s voting shares required to carry the proposal.

Other Matters

The Board of Directors does not know of any other matters which may come before the meeting.  If any other matters are properly presented to the meeting, the proxy holders intend to vote, or otherwise to act, in accordance with their judgment on such matters.

By Order of the Board of Directors,

/s/ Kirk L. Somers
Kirk L. Somers
Executive Vice President & Secretary
Duluth, Georgia
September 7, 2007